                                                           Registration No. 333-

      As filed with the Securities and Exchange Commission on July 12, 1999
==============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ________________

         NEWMONT MINING CORPORATION                                            NEWMONT GOLD COMPANY
(Exact name of Registrant as specified in its charter)      (Exact name of Registrant as specified in its charter)

                       Delaware                                                    Delaware
             (State or other jurisdiction of                        (State or other jurisdiction of
              incorporation or organization)                        incorporation or organization)

                      13-1806811                                                 13-2526632
           (I.R.S. Employer Identification No.)                    (I.R.S. Employer Identification No.)

                1700 Lincoln Street                                            1700 Lincoln Street
              Denver, Colorado  80203                                        Denver, Colorado  80203
                  (303) 863-7414                                                 (303) 863-7414
(Address, including zip code, and telephone number,               (Address, including zip code, and telephone number,
   including area code, of Registrant's principal                    including area code, of Registrant's principal
            executive offices)                                                 executive offices)

                           Timothy J. Schmitt, Esq.
                          Newmont Mining Corporation
                              1700 Lincoln Street
                            Denver, Colorado  80203
                                (303) 863-7414
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  Copies to
                            Maureen Brundage, Esq.
                               White & Case LLP
                          1155 Avenue of the Americas
                           New York, New York  10036
                                (212) 819-820
                                _____________

   Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                               CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                       Proposed maximum    Proposed maximum
               Title of each class of                 Amount to be      offering price    aggregate offering      Amount of
             Securities to be registered             registered (1)      per unit (1)          price (1)       registration fee
---------------------------------------------------------------------------------------------------------------------------------
Common  Stock (2)............................
Preferred Stock (3)..........................
Warrants for Common Stock (4)................
Guaranteed Senior Debt Securities (5)........
Guaranteed Subordinated Debt Securities (6)..
Guarantees of Guaranteed Senior Debt
    Securities (5)...........................
Guarantees of Guaranteed Subordinated
    Debt Securities (6)......................
 Warrants for Guaranteed Debt Securities (7).
      Total..................................      US$100,030,000 (8)            100%         US$100,030,000 (8)      US$27,809
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2) Subject to note (8) below, there is being registered hereunder an indeterminate number of shares of common stock of the Newmont Mining Corporation ("NMC") as may be issued from time to time at indeterminate prices, including shares issuable upon conversion of (i) debt securities that are convertible into common stock or (ii) preferred stock that is convertible into common stock.
(3) Subject to note (8) below, there is being registered hereunder an indeterminate number of shares of preferred stock of NMC as may be issued from time to time at indeterminate prices. Such shares of preferred stock may be convertible into shares of common stock of NMC.
(4) Subject to note (8) below, there is being registered hereunder an indeterminate number of warrants of NMC as may be issued from time to time at indeterminate prices entitling the holder to purchase shares of common stock of NMC.
(5) Subject to note (8) below, there is being registered hereunder an indeterminate principal amount of guaranteed senior debt securities of NMC and related guarantees thereof of Newmont Gold Company as may be issued from time to time at indeterminate prices. Such guaranteed senior debt securities may be convertible into shares of common stock of NMC.
(6) Subject to note (8) below, there is being registered hereunder an indeterminate principal amount of guaranteed subordinated debt securities of NMC and related guarantees thereof of Newmont Gold Company as may be issued from time to time at indeterminate prices. Such guaranteed subordinated debt securities may be convertible into shares of common stock of NMC.
(7) Subject to note (8) below, there is being registered hereunder an indeterminate number of warrants of NMC as may be issued from time to time at indeterminate prices entitling the holder to purchase guaranteed senior debt securities and/or guaranteed subordinated debt securities of NMC.
(8) In no event will the aggregate offering price of all securities issued from time to time under this registration statement and NMC's Registration Statements on Form S-3 (Nos. 33-54249 and 333-59141) exceed U.S.$500,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

   Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement also relates to $399,970,000 maximum aggregate offering price of Common Stock, Preferred Stock, Depositary Shares and Common Stock Warrants previously registered under NMC's Registration Statements on Form S-3 (Registration Nos. 33-54249 and 333-59141). This Registration Statement constitutes Post-Effective Amendment No. 3 to NMC's Registration Statement on Form S-3 (Registration No. 33-54249) and Post-Effective Amendment No. 1 to NMC's Registration Statement on Form S-3 (Registration No. 333-59141).

   The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
==============================================================================

Prospectus

NEWMONT MINING CORPORATION

NEWMONT GOLD COMPANY


     Newmont Mining may offer by this prospectus the following securities for sale:

                    .  Common Stock

                    .  Preferred Stock

                    .  Warrants to purchase Common Stock

                    . Senior Debt Securities guaranteed by its wholly owned subsidiary Newmont Gold,

                    .  Subordinated Debt Securities guaranteed by Newmont Gold

                    .  Warrants to purchase Debt Securities

We will provide the specific terms of the securities that we are offering in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered by this prospectus or have determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated         , 1999.

                               TABLE OF CONTENTS

About This Prospectus...............................................  1
Newmont Mining......................................................  1
Use of Proceeds.....................................................  1
Ratios of Earnings to Fixed Charges and
  Preferred Stock Dividends.........................................  2
Description of Newmong Mining
  Capital Stock.....................................................  3
Description of Newmont Mining
  Common Stock......................................................  3
Description of Newmont Mining
  Preferred Stock...................................................  6
Description of Newmont Mining
  Common Stock Warrants.............................................  7
Description of Newmont Mining
  Debt Securities and Newmont Gold
  Guarantees........................................................  9
Description of Newmont Mining Debt
  Security Warrants................................................. 23
U.S. Federal Income Tax
  Considerations as a Real Property
  Holding Corporation............................................... 25
Plan of Distribution................................................ 25
Legal Opinion....................................................... 26
Experts............................................................. 26
Where You Can Find More Information................................. 26

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. The shelf process allows us to sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500 million.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement with specific information about the terms of the securities. The prospectus supplement may also update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

NEWMONT MINING

     Newmont Mining was incorporated in 1921 under the laws of Delaware. Newmont Gold, our wholly-owned subsidiary, was incorporated in 1965 under the laws of Delaware.

     Newmont Mining is engaged, directly or indirectly through Newmont Gold and its subsidiaries and affiliates, in the production of gold, the development of mining properties, the exploration for gold and the acquisition of such properties worldwide. Newmont Mining produces gold from operations in Nevada, California, Peru, Indonesia and the Central Asian Republic of Uzbekistan.

     Newmont Mining's right and the ability of holders of its securities to participate in any distribution of assets of Newmont Gold upon its liquidation or reorganization are subject to the prior claims of creditors of Newmont Gold. Such claims may include claims by holders of debt of Newmont Gold and claims by creditors in the ordinary course of business.

     Newmont Mining's principal executive offices and Newmont Gold's principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203. Our telephone number is (303) 863-7414.

USE OF PROCEEDS

     Unless we state otherwise in a prospectus supplement, the net proceeds from the sale of any securities will be used for general corporate purposes including the repayment of debt, acquisitions, additions to working capital and capital expenditures.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table contains ratios of earnings to fixed charges for Newmont Mining for the periods indicated.


Quarter ended                        Year ended December 31,
------------------    ----------------------------------------------------
March 31, 1999          1998       1997       1996      1995        1994
------------------    --------- --------- ---------- ---------- ----------

        2.0            (4.0)/1/   2.3         1.7       3.6         3.3


     The following table contains ratios of earnings to fixed charges and preferred stock dividends for Newmont Mining for the periods indicated.


Quarter ended                        Year ended December 31,
------------------    ----------------------------------------------------
March 31, 1999          1998       1997       1996      1995        1994
------------------    --------- --------- ----------- --------  ----------

        2.0            (4.0)/1/   2.3         1.7       2.9         2.3



     For the purposes of these tables, fixed charges are calculated by adding the following:

     .  interest expensed and capitalized,

     . amortized premiums, discounts and capitalized expenses related to indebtedness,

     .  an estimate of the interest within rental expense and

     . preferred stock dividend requirements of consolidated subsidiaries, if any.

     For purposes of these tables, earnings are calculated by adding:

     . pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees,

     .  fixed charges,

     .  amortization of capitalized interest,

     .  distributed income of equity investees and

     . our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and then subtracting:

     .  capitalized interest,

     . preferred stock dividend requirements of consolidated subsidiaries, if any, and

     . minority interests in pre-tax income of subsidiaries that have not incurred fixed charges.

The term "equity investees" means investments that we account for using the equity method of accounting. The term "preferred stock dividend" means the amount of pre-tax

_______________________

/1/ Earnings in 1998 were inadequate to cover fixed charges, with a deficiency of $480 million, as a result of an asset write-down in the fourth quarter of 1998.

earnings that is required to pay the dividends on outstanding preferred stock.

DESCRIPTION OF NEWMONT MINING CAPITAL STOCK

     As of June 30, 1999, we had 255,000,000 shares of authorized capital stock. Those shares consisted of:

     .  5,000,000 shares of preferred stock, none of which were outstanding; and

     . 250,000,000 shares of common stock, of which 167,452,731 shares were outstanding.

DESCRIPTION OF NEWMONT MINING COMMON STOCK

Listing

     Our common stock is listed on the New York Stock Exchange under the symbol "NEM" and on the Paris Bourse, the Brussels Stock Exchange and the Swiss Stock Exchange.

Dividends

     The owners of common stock may receive dividends when declared by the board of directors. Subject to the terms of any outstanding preferred stock, owners of common stock may not receive dividends until we have satisfied our obligations to any holders of such preferred stock.

Voting Rights

     Each share of common stock is entitled to one vote in the election of directors and other matters. There is no cumulative voting.

By-Laws

     Our board of directors may adopt, amend or repeal our by-laws subject to Delaware law and our certificate of incorporation. The board's power to change our by-laws is also subject to the power of stockholders to do the same.

Liquidation Rights

     If we liquidate, dissolve or wind-up our business, whether voluntarily or not, common stockholders will share equally in the distribution of all assets remaining after we pay creditors and preferred stockholders.

Redemption

     The common stock is not redeemable or convertible.

Anti-Takeover Provisions

     Article NINTH of our restated certificate of incorporation and our stockholder rights plan may make it more difficult for certain corporations, entities or persons to acquire control of us or to remove management.

Approval of Certain Mergers, Consolidations, Sales and Leases

     Article NINTH of our restated certificate of incorporation requires us to get the approval of 80% of our stockholders who are entitled to vote in elections of directors to enter the following types of transactions:

     . a merger or consolidation between us and another corporation that holds 10% of our outstanding shares;

     . the sale or lease of all or a substantial part of our assets to another corporation or entity that holds 10% of our outstanding shares; or

     . any sale or lease to us of assets worth more than $10 million in exchange for our securities by another corporation or entity who holds 10% of our outstanding shares.

     However, Article NINTH does not apply to any transaction if

     . the board of directors has approved the transaction before the other corporation, person or entity has become a holder of 10% of our outstanding shares or

     . if we or our subsidiaries own a majority of the outstanding voting shares of the other corporation.

     Article NINTH can only be altered or repealed with the approval of 80% of our stockholders.

Stockholder Rights Plan

     Each outstanding share of our common stock carries with it one preferred share purchase right. The terms of the rights are explained in a Rights Agreement, dated as of August 30, 1990, between us and The Chase Manhattan Bank, as Rights Agent.

     The following summary of the Rights Agreement is not complete and is subject to the Rights Agreement. The Rights Agreement has been filed as an exhibit to our registration statement on Form S-3. You should read the Rights Agreement.

     Under the Rights Agreement, a distribution date is the earlier of

     . ten business days after the date of a public announcement that a person or group of affiliated or associated persons, has acquired, or obtained the right to acquire, 15% or more of our outstanding common stock; or

     . ten business days after the date of the commencement of a tender offer or exchange offer that would result in a person or entity owning 15% or more of our outstanding common stock.

     Before a distribution date, the rights are transferred automatically with the transfer of any outstanding common stock certificates. On a distribution date, the rights will separate from the common stock. Generally, after a distribution date, each right allows the registered holder to purchase directly from us one five-hundredth of a share of our junior preferred stock. The purchase price for each fraction is $150, subject to adjustment.

     The rights will expire at the close of business on September 11, 2000, or earlier, if

     .  redeemed by us; or

     . a merger or consolidation transaction is completed following a tender offer or exchange offer in which all holders of our common stock received in the merger or consolidation the same form of consideration, and in an amount not less than that was paid in the tender offer or exchange offer.

     Each one-five hundredth of a share of a junior preferred stock carries voting and dividend rights that are intended to be equivalent to one share of common stock. These rights would be subject to adjustment in the event of stock dividends, subdivisions and combinations with respect to our common stock. Under the Rights Agreement, we may pay cash instead of issuing certificates for fractions, other than fractions which are integral multiples of one five-hundredth of a share.

     If a person or entity acquires 15% or more of the outstanding common stock through a tender or exchange offer without certain approvals of our board of directors, each holder of a right would have the right to receive common stock, cash, property, or other securities of ours having a value equal to two times the purchase price of the right. In lieu of requiring payment of the purchase price upon exercise of the right, we may provide that each right be exchanged for one share of common stock, cash, property or other securities. Under certain circumstances as specified in the Rights Agreement, all rights that are or were owned by any person or entity who acquired 15% or more of the common stock will be null and void.

     Each holder of a valid right has the right to receive upon exercise common stock of the acquiring company having a value equal to two times the purchase price of the right if:

     . we are acquired in a merger or other business combination in which we are not the surviving corporation other than pursuant to certain board approved tender or exchange offers;

     . we are the surviving corporation of a consolidation or merger in which any part of our outstanding common stock is changed into or exchanged for stock or other securities of another corporation or cash or any other property; or

     .  50% or more of our assets or earning power is sold or transferred.

     The purchase price payable and the number of fractions of our junior preferred stock or other securities or property issuable upon exercise of the rights is subject to adjustment to prevent dilution as a result of certain events described in the Rights Agreement.

     Until a right is exercised, the holder of a right has no rights as a stockholder. At any time until the earlier of

     . the date of public announcement that a person has acquired 15% or more of our outstanding stock; and

     .  the close of business on September 11, 2000

we have the option to redeem the rights in whole, but not in part, at a price of $0.01 per right, subject to adjustment. In some circumstances, we may redeem the rights only with approval of the directors specified in the Rights Agreement.

     Before the distribution date, we may supplement or amend the Rights Agreement without the approval of any common stockholder. From and after the distribution date, we may supplement or amend the Rights Agreement without the approval of any holders of rights under limited circumstances. The following terms, however, may not be changed:

     .  the redemption price,

     .  the final expiration date,

     .  the purchase price or

     . the number of fractions of junior preferred stock for which a right is exercisable.

     The rights have certain anti-takeover effects. The rights may cause substantial dilution of ownership interests to a person or group that attempts to acquire us without conditioning the offer on the rights being redeemed or a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors because the rights are either redeemable or are not exercisable or do not go into effect under those circumstances.

DESCRIPTION OF NEWMONT MINING PREFERRED STOCK

     We have summarized below certain provisions relating to our preferred stock and our junior preferred stock. The summary is not complete and is subject to our restated certificate of incorporation and the certificate of designations for our junior preferred stock. A form of certificate of designations for the junior preferred stock is an exhibit to the Rights Agreement. The Rights Agreement and our restated certificate of incorporation have been included as an exhibit to our registration statement on Form S-3. You should read both the restated certificate of incorporation and the certificate of designation for junior preferred stock.

General

     Our restated certificate of incorporation authorizes us to issue 5,000,000 shares of preferred stock and it is issuable in series. Our board of directors has the power to fix various terms for each series of preferred stock, including the following:

     .  voting powers,

     .  designations,

     .  preferences,

     .  the relative participating and optional or other rights,

     .  qualifications and

     .  limitations and restrictions.

Junior Preferred Stock

     Currently, the only authorized series of preferred stock is the junior preferred stock described below.

General

     Under the Rights Agreement, a total of 500,000 shares of junior preferred stock may be issued upon exercise of the rights.

Dividend Rights

     Each share of junior preferred stock has a preferential quarterly dividend payable on the first day of January, April, July and October of each year or on another quarterly payment date specified by our board of directors. Each payment will be 500 times the cash dividend declared on each share of common stock, but in no event less than $1.00.

Voting Rights

     Each share of junior preferred stock will have 500 votes on all matters submitted to a vote of our stockholders. These voting rights are subject to adjustment as provided in the certificate of designations for the junior preferred stock. Generally, the holders of junior preferred stock will vote together as one class unless the certificate of designations for the junior preferred stock, the restated certificate of incorporation or the law states differently.

Liquidation Rights

     In the event of a voluntary or involuntary liquidation, dissolution or wind up of our company, the holders of junior preferred stock will receive a preferred liquidation payment equal to the greater of

     . $500 per share plus accrued dividends to the date of distribution, whether or not earned or declared or

     .  500 times the aggregate payment made to each share of common stock.

     Either payment option will be subject to adjustment as provided in the certificate of designations for the shares of junior preferred stock.

Effect of Mergers, Consolidations, Sales and Leases

     If we merge, consolidate, combine or enter into other transactions in which our common stock is exchanged for or changed into other stock or security, cash or any other property, each share of junior preferred stock will be similarly exchanged or changed in an amount equal to 500 times the aggregate amount and type of consideration received for each share of common stock. This payment will be subject to adjustment as provided in the certificate of designations for the shares of junior preferred stock.

Ranking of Junior Preferred Stock

     The shares of junior preferred stock rank junior to all other series of our preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any series states otherwise.

DESCRIPTION OF NEWMONT MINING COMMON STOCK WARRANTS

     We may issue warrants for the purchase of common stock. The warrants may be issued independently or together with any securities offered by any prospectus supplement. The warrants will be issued under one or more common stock warrant agreements between us and a bank or trust company as common stock warrant agent. The common stock warrant agent will be our agent and will not assume any obligations to any owner of the warrants. We have summarized below certain provisions of the separate common stock warrant agreements. The summary is not complete, and is subject to the common stock warrant agreement. A form of the common stock warrant agreement has been filed as an exhibit to our registration statement on Form S-3. You should read this form of common stock warrant agreement.

General

     Under the common stock warrant agreement, warrants may be issued in one or more series. The prospectus supplement and the common stock warrant agreement relating to any series of warrants will include specific terms about the warrants. These terms include some of the following:

     .  the type and number of warrants,

     .  the amount of related common
        stock for which the warrant can be exercised and the price or the manner of determining the price and currency or other consideration to purchase such common stock,

     .  the expiration date of each warrant,

     .  the exercise date of each warrant,

     .  the offering price and currency of each warrant,

     . if applicable, the designation and terms of the securities with which each warrant can be issued,

     . any provision dealing with the date on which the warrants and related securities will be separately transferable,

     .  any provision granting a mandatory or an optional redemption provision,

     .  the identity of the common stock warrant agent,

     .  the form of the warrant certificates and

     .  any other terms of the warrant.

     The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the common stock warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Until a common stock warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock issuable upon exercise of the common stock warrant.

Exercise of Common Stock Warrants

     To exercise warrants, the holder must provide the common stock warrant agent with the following:

     .  payment of the exercise price,

     . certain information required as described on the reverse side of the warrant certificates,

     .  the number of warrants to be exercised and

     .  an executed and completed warrant certificate.

     The common stock warrant agent will issue a new warrant certificate for any warrants not exercised. The exercise price and the number of shares of common stock that each warrant can purchase will be subject to adjustment in certain events, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. No adjustment will be required until cumulative adjustments require an adjustment of at least 1%.

     From time to time, we may reduce the exercise price. No fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable. If we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant shall have the right to the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which such warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Common Stock Warrant Agreement

     The common stock warrant agreement will permit us and the common stock warrant agent, without the consent of the common stock warrant holders, to supplement or amend the agreement in the following circumstances:

     .  to cure any ambiguity;

     . to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

     . to add new provisions regarding certain matters or questions that we and the common stock warrant agent may deem necessary or desirable and which do not adversely affect the interests of the common stock warrant holders.

DESCRIPTION OF NEWMONT MINING DEBT SECURITIES AND NEWMONT GOLD GUARANTEES

General

     Newmont Mining may offer:

     .  senior debt securities guaranteed by Newmont Gold and

     .  subordinated debt securities guaranteed by Newmont Gold.

     Any senior debt securities will be issued under an indenture among Newmont Mining, Newmont Gold and Citibank, N.A., as trustee. Any subordinated debt securities will be issued under a separate indenture among Newmont Mining, Newmont Gold and Citibank, N.A., as trustee. All references in this section to debt securities are references to both the senior debt securities and the subordinated debt securities. All references to the indentures are references to both the indenture for senior debt securities and the indenture for the subordinated debt securities. All references to the trustee include both the trustee for the senior debt securities and the trustee for the subordinated debt securities.

     We have summarized below material provisions of the indentures. The summary is not complete and is subject to each of the indentures and the Trust Indenture Act of 1939. Each of the indentures has been filed as an exhibit to our registration statement on Form S-3. You should read each of the indentures.

     The debt securities will be unsecured indebtedness of Newmont Mining. The senior debt securities will rank equally with all of the other unsecured and unsubordinated indebtedness of Newmont Mining. The subordinated debt securities will be subordinate in right of payment to the senior debt securities as well as other indebtedness that Newmont Mining has now or may have in the future. The subordination provisions of the subordinated debt securities are discussed in greater detail below.

     The guarantee of the senior debt securities will constitute an unsecured, unsubordinated obligation of Newmont Gold and will rank equally with all other unsecured and unsubordinated obligations of Newmont Gold. The guarantee of the subordinated debt securities will constitute an unsecured obligation of Newmont Gold and will be subordinated in right of payment to all senior or secured indebtedness that Newmont Gold has now or may have in the future. The subordination provisions relating to the guarantee of the subordinated debt securities are discussed in greater detail below.

     Neither indenture limits the amount of debt securities that we may issue under such indenture. Unless we state otherwise in the prospectus supplement, neither indenture limits the amount of other debt that we can issue.

     Both indentures allow us to issue debt securities in one or more series with different terms. The indentures provide that debt securities of a single series can be issued at different times with different interest rates, redemption and repayment provisions. The prospectus supplement for the series of debt securities being offered will include specific terms of the debt securities. These terms will include some or all of the following:

     . the title of the debt securities and whether such debt securities are senior or subordinated,

     . the total principal amount and permitted denomination of the debt securities,

     . the percentage of the principal amount of the debt securities at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated,

     . the currency or currencies in which the principal and interest on the debt securities will be payable,

     .  the dates on which the principal of the debt securities will mature,

     . the interest rate for the debt securities or the method that will be used to determine the interest rate,

     . the dates on which interest on the debt securities will be payable and the manner in which interest will be paid,

     .  any mandatory or optional repayment or redemption provisions,

     .  any sinking fund provisions,

     . any index used to determine the amount of payments of principal and/or interest,

     .  any additional payment provisions,

     .  any provision relating to the issuance of discounted debt securities and

     . in the case of debt securities that are convertible into common stock, the conversion price, the period during which the debt securities may be converted and any other terms of conversion which may differ from the applicable indenture.

     Some of the debt securities may be sold at a substantial discount below their stated principal amount and may provide for the payment of no interest or interest at a rate which at the time of issuance is below market rates. We will describe the U.S. federal income tax consequences and other special considerations applicable to any discounted debt securities in the prospectus supplement relating to the discounted debt securities.

Newmont Gold Guarantees

     Newmont Gold will unconditionally guarantee on an unsubordinated basis the due and punctual payment of the principal of, any premium and any interest on the senior debt securities, when and as these payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantees of the senior debt securities will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of Newmont Gold.

     Newmont Gold will unconditionally guarantee on a subordinated basis the due and punctual payment of the principal of, any premium and any interest on the subordinated debt securities, when and as these payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantee of the subordinated debt securities will be subordinated as described in greater detail below.

     Newmont Gold has agreed that its obligations under the guarantee of the debt securities will be as principal obligor and not merely as surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the debt securities or the applicable indenture. Newmont Gold has also waived any right to require a proceeding against Newmont Mining before its obligations under the guarantees shall become effective.

Convertibility of the Debt Securities

     The holders of debt securities of a specified series that are convertible into common stock of Newmont Mining will be entitled at certain times specified in the prospectus supplement to convert any such securities into common stock. The conversion price and other terms of the conversion will be set forth in the prospectus supplement.

Subordination of Subordinated Debt Securities

     The indebtedness represented by the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of the senior indebtedness of Newmont Mining.

     The term "senior indebtedness" means, with respect to Newmont Mining, the principal of and any premium and interest on any indebtedness of Newmont Mining outstanding on the date of the subordinated debt securities indenture or to be created, incurred or assumed by Newmont Mining after the date of the indenture unless the terms of such indebtedness specifically state that it is not senior in right of payment to the subordinated debt securities.

     Upon the insolvency, liquidation, bankruptcy, reorganization or similar proceeding relating to Newmont Mining or its property:

     . the holders of senior indebtedness of Newmont Mining will be entitled to receive payment in full of all obligations before payment is made to any holders of the subordinated debt securities and

     . until all obligations with respect to senior indebtedness of Newmont Mining are paid in full, any payment to which the holders of the subordinated debt securities would be entitled shall be made to the holders of senior indebtedness of Newmont Mining.

     In addition, Newmont Mining may not make any payment on account of the subordinated debt securities, if:

     .    any senior indebtedness of Newmont Mining is not paid when due or

     . any other default on senior indebtedness of Newmont Mining occurs and the maturity of such senior indebtedness is accelerated.

     If there is a default with respect to any senior indebtedness of Newmont Mining other than the two types of default described immediately above and the maturity of the indebtedness may be accelerated immediately, a representative of the applicable senior indebtedness has the right to send Newmont Mining written notice stating that there has been a default. After receipt of such notice, Newmont Mining may not make any payments on the subordinated debt securities until the earlier of:

     .    179 days after the receipt of the notice,

     . the date on which the default which gave rise to the notice is no longer continuing,

     . the date that the default has been waived and any acceleration has been rescinded in writing or

     . the date when the applicable senior indebtedness has been paid in full.

     Not more than one blockage period notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness of Newmont Mining during such period.

     After all senior indebtedness of Newmont Mining is paid in full and all commitments in respect of the senior indebtedness have expired or terminated and until the subordinated debt securities are paid in full, holders of the subordinated debt securities will be subrogated to the rights of holders of senior indebtedness of Newmont Mining to receive distributions applicable to the senior indebtedness.

Subordination of Guarantee of Subordinated Debt Securities

     Newmont Gold's guarantee of the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of the senior indebtedness of Newmont Gold.

     The term "senior indebtedness" means, with respect to Newmont Gold, the principal of and any premium and interest on any indebtedness of Newmont Gold outstanding on the date of the subordinated debt securities indenture or to be created, incurred or assumed by Newmont Gold after the date of the indenture unless the terms of such indebtedness specifically state that it is not senior in right of payment to the subordinated debt securities.

     Upon the insolvency, liquidation, bankruptcy, reorganization or similar proceeding relating to Newmont Gold or its property:

     . the holders of senior indebtedness will be entitled to receive payment in full of all obligations before payment is made under the guarantee of the subordinated debt securities and

     . until all obligations with respect to senior indebtedness are paid in full, any payment to which the holders of subordinated debt securities would be entitled pursuant to the guarantee of the subordinated debt securities will be made to the holders of senior indebtedness.

     In addition, Newmont Gold may not make any payment on account of the subordinated debt securities, if:

     .    any senior indebtedness of Newmont Gold is not paid when due or

     . any other default on senior indebtedness of Newmont Gold occurs and the maturity of such senior indebtedness is accelerated.

     If there is a default with respect to any senior indebtedness of Newmont Gold other than the two types of default described immediately above and the maturity of the indebtedness may be accelerated immediately, a representative of the applicable senior indebtedness has the right to send Newmont Gold written notice stating that there has been a default. After receipt of such notice, Newmont Gold may not make any payments on the guarantee of the subordinated debt securities until the earlier of:

     .    179 days after the receipt of the notice,

     . the date on which the default which gave rise to the notice is no longer continuing,

     . the date that the default has been waived and any acceleration has been rescinded in writing or

     . the date when the applicable senior indebtedness has been paid in full.

     Not more than one blockage period notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness of Newmont Gold during such period.

     After all senior indebtedness of Newmont Gold is paid in full and all commitments in respect of the senior indebtedness have expired or terminated and until Newmont Gold's obligations under the guarantee of the subordinated debt securities are paid in full, holders of the subordinated debt securities will be subrogated to the rights of holders of senior indebtedness of Newmont Gold to receive distributions applicable to the senior indebtedness.

Global Notes, Delivery and Form

     The debt securities may be issued in the form of one or more global notes that will be deposited with a depositary identified in a prospectus supplement. Each note will be registered in the name of the depositary's nominee. Unless a global note is exchanged in whole or in part for debt securities in definitive form, a global note may generally be transferred only as a whole and only to another nominee of the depositary or to a successor depositary or its nominee.

     Unless otherwise stated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, New York, New York. Currently, it limits the maximum denomination of any single global note to $200 million. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, records maintained by DTC and its participants.

     DTC has provided us the following information, and we take no responsibility for its accuracy: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the clearance and recording of the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participant's accounts. This eliminates the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations such as securities brokers and dealers, banks and trust companies that work through a participant, either directly or indirectly use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

     DTC management is aware that some computer applications and systems for processing data that are dependent upon calendar dates, including dates before, on or after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its computer applications and systems, as the same relate to the timely payment of principal, interest and other distributions to security holders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and remediation plan, both of which are complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform its services properly is also dependent upon other parties, including but not limited to: (1) issuers and their agents,
(2) third-party vendors from whom DTC licenses software and hardware, and (3) third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electric utility service providers. DTC has informed its participants and other members of the financial community that it is contacting third-party vendors from whom DTC acquires services to:
(1) impress upon them the importance of such services being Year 2000 compliant and (2) determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing contingency plans that it deems appropriate.

     Pursuant to DTC's procedures, upon issuance of debt securities represented by a global note in connection with the sale of the debt securities to one or more underwriters,

DTC will credit the accounts of the participants designated by the underwriters with the principal amount of the debt securities purchased by the underwriters. Ownership of beneficial interests in a global note will be shown

     .    on DTC's records with respect to participants;

     . by the participants with respect to indirect participants and certain beneficial owners; and

     . by the indirect participants with respect to all other beneficial owners.

     The laws of some states require that certain persons take physical delivery in definitive form of the securities which they own. Consequently, the ability to transfer beneficial interests in a global note may be limited.

     Under the indentures, if the nominee of DTC is the registered owner of a global note, the nominee will be considered the sole owner or holder of the debt securities. Except as provided below, owners of a global note will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders thereof under the indentures for any purpose, including with respect to the giving of any directions, instructions or approval to the trustee. However, DTC has advised us that pursuant to its customary practice with respect to the giving of consents and votes, it will deliver an omnibus proxy to the trustee assigning the related holder's voting rights to the participant to whose account the debt securities are credited on the record date. Each proxy will include a list of participants' positions in the relevant security as of the record date for a consent or vote.

     We will wire to DTC's nominee principal and interest payments with respect to global notes. We and the trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes or for maintaining and reviewing any records relating to the beneficial ownership interest.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their holdings of beneficial interests in the global notes as shown on DTC's records. DTC's current practice is to credit such accounts, as to interest, in next-day funds and, as to principal, in same-day funds. Payments by participants to owners of beneficial interests in the global notes will be governed by standing instructions and customary practices between the participants and the owners of beneficial interests in the global notes, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the underwriters, the trustee or us.

     Debt securities represented by a global note will be exchangeable for debt securities in definitive form with the same terms in authorized denominations only if:

     . DTC notifies us that it is unwilling or unable to continue as depositary, and we do not appoint a successor depositary within 90 days or

     . we determine not to have the debt securities represented by global notes.

     If any of these events occur, DTC will generally notify all direct participants of the availability of definitive debt securities. These securities will be issued in denominations of $1,000 and multiples thereof, in registered form only, and without coupons. We will maintain one or more offices or agencies in New York City to facilitate the transfer or exchange of the global notes. You will not be required to pay any service charges for any transfer or exchange, but we may require you to pay any tax, other governmental charge or payment in connection with the exchange or transfer.

Same-Day Settlement in respect of Global Notes

     Secondary trading in definitive long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, debt securities represented by global notes held by DTC will trade in DTC's Same-Day Funds Settlement System until maturity, and DTC therefore will require that secondary market trading activity in such debt securities settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in debt securities represented by global notes.

Restrictive Covenants Required by the Indenture

     The indenture for the senior debt securities requires us to comply with certain restrictive covenants. Some of the provisions are described below. All series of senior debt securities issued under the indentures will be entitled to the benefits of the covenants described below except for any series of senior debt securities that provides that they are not entitled to the benefits of the covenants described below.

Definition of Attributable Debt

     "Attributable Debt" means, with respect to any lease, the present value of the total net rental payments during the remaining term of the lease. The present value will be determined by using the discount rate implicit in the terms of the lease as determined by two of our officers and will be compounded semiannually. The net amount of rent we may pay under any lease for any period is the amount of rent payable for the period but excluding payments for maintenance, repairs, insurance, taxes, assessments, water rates or similar charges. For any lease which we may terminate by paying a penalty, the net amount of rent will include the penalty, but no rent will be included after the first date that the lease may be terminated.

Definition of Consolidated Net Tangible Assets

     "Consolidated Net Tangible Assets" means the aggregate amount of assets minus the following:

     .    applicable reserves and other properly deductible items,

     . all current liabilities excluding (1) those that the borrower may extend or renew to a time more than 12 months after the time the amount of the liability is being computed, (2) current maturities of long-term indebtedness and (3) capital lease obligations and

     .    all goodwill shown on our balance sheet.

Definition of Funded Debt

     "Funded Debt" means all indebtedness for money borrowed having a maturity of more than 12 months from the determination date or having a maturity of less than 12 months but that the borrower may renew or extend beyond 12 months.

Definition of Principal Property

     "Principal Property" means any mine, plant or other facility, the land upon which it stands and the fixtures that are a part of it, (1) which is used primarily for mining and processing and is located in the U.S. and (2) the net book value of which exceeds 5% of Consolidated Net Tangible Assets. Principal Property does not include (1) any mine, plant or facility which, in the opinion of our board of directors, is not of material importance to our total business or (2) any portion of a particular mine, plant or facility which is not of material importance to the use or operation of the mine, plant or facility.

Definition of Restricted Subsidiary

     "Restricted Subsidiary" means any Subsidiary (1) with substantially all of its property located, or carrying on substantially all of its business, within the U.S. and (2) which owns a Principal Property. "Restricted Subsidiary", however, does not include any Subsidiary whose primary business consists of (1) financing operations in connection with leasing and conditional sales transactions on behalf of us and our Subsidiaries, (2) purchasing accounts receivable or making loans secured by accounts receivable or inventory or (3) being a finance company.

Definition of Subsidiary

     "Subsidiary" is defined as any corporation or entity in which we or one or more of our Subsidiaries directly or indirectly owns a majority of the voting interests.

Limitation on Liens

     The indenture for the senior debt securities will prohibit us and any of our Restricted Subsidiaries from incurring, issuing, assuming or guarantying any debt for money borrowed or any debt evidenced by notes, bonds, debentures or other similar documents ("Debt") secured by any mortgage, security interest or other liens (collectively, "Mortgages") on any Principal Property or shares of stock or indebtedness of any Restricted Subsidiary, without securing all outstanding series of debt securities under the applicable indenture (other than any series of debt securities that provide that the debt securities of the series are not entitled to the benefit of this covenant) equally and ratably with (or prior to) the secured Debt to be incurred, issued, assumed or guaranteed. This restriction, however, will not apply if the sum of the following does not exceed 10% of Consolidated Net Tangible Assets:

     .    the aggregate principal amount of such secured Debt,

     .    all secured Debt which would otherwise be prohibited, and

     . all of our and our Restricted Subsidiary's Attributable Debt in respect of sale and leaseback transactions which would otherwise be prohibited by the covenant limiting sale and leaseback transactions described below.

     The restriction described above also will not apply to debt for borrowed money secured by the following:

     . Mortgages on property, stock or Debt of any entity existing at the time it becomes a Restricted Subsidiary,

     . Mortgages to secure indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary,

     . Mortgages for taxes, assessments or governmental charges or levies (1) that are not yet due and delinquent or (2) the validity of which is being contested in good faith,

     . Mortgages of materialmen, mechanics, carriers, workmen, repairmen, landlords or other similar Mortgages, or deposits to obtain the release of these Mortgages,

     . Mortgages arising under attachment or restraint or similar legal process and the execution or enforcement of which is stayed and which are being contested in good faith,

     . Mortgages (1) to secure public or statutory obligations, (2) to secure payment of workmen's compensation, (3) to secure performance in connection with tenders, leases of real property, bids or contracts; or (4) to secure (or in lieu of) surety or appeal bonds, and Mortgages made in the ordinary course of business for similar purposes,

     . Mortgages in favor of the United States, any state in the United States, or any foreign governmental entity to secure payments pursuant to any contract or statute (including Debt of the pollution control or industrial revenue bond type) or to secure any debt incurred to finance the purchase price or the cost of construction of the property subject to the Mortgage,

     . Mortgages on property (including capitalized leases), stock or Debt of a corporation (1) existing at the time we or our Restricted Subsidiary acquired the entity, (2) that secure the payment of the purchase price, construction cost or improvement cost of the property, stock or Debt; or (3) that secure any Debt incurred prior to, at the time of, or within one year after we or our Restricted Subsidiary acquired the property, shares or Debt, completed the construction on or commenced commercial operation of the property for the purpose of financing the purchase price or construction cost,

     .    Mortgages existing at the date of the applicable indenture and

     . any extension, renewal or replacement of any of the Mortgages enumerated above that does not increase the Debt and that is limited to all or a part of the same property, stock or

          Debt that secured the original mortgage.

     The restrictions discussed above also will not apply to (1) any gold-based loan or forward sale arrangement and (2) Mortgages on property that we or any Restricted Subsidiary own or lease to secure our or a Restricted Subsidiary's proportionate share of any payments required to be made to any Person incurring the expense of developing, exploring or conducting operations for the recovery, processing or sale of the mineral resources of the property.

Limitation on Sales and Leasebacks

     The indenture for the senior debt securities will prohibit us and any of our Restricted Subsidiaries from entering into any arrangement with any third party lender or investor under which we or any Restricted Subsidiary will lease for a period, including renewals, in excess of three years, any Principal Property if we or the Restricted Subsidiary sold or will sell or transfer the Principal Property more than 270 days after the acquisition of the Principal Property or after completion of construction and commencement of full operation of the Principal Property, to the lender or investor or to any person to whom funds have been or will be advanced by the lender or investor on the security of the Principal Property (herein referred to as a "sale and lease-back transaction"), unless:

     . we or any Restricted Subsidiary could create Debt secured by a mortgage on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the debt securities of all series pursuant to the provisions of the covenant on limitation on liens described above or

     . we apply within 180 days after the sale or transfer an amount equal to the greater of (1) the net proceeds of the sale of the Principal Property sold and leased back pursuant to the arrangement or (2) the fair market value of the Principal Property so sold and leased back at the time of entering into the arrangement to:

     (a) the purchase of different property, facilities or equipment which has a value at least equal to the net proceeds of the sale or

     (b) the retirement of our Funded Debt or that of a Restricted Subsidiary (other than as a result of payment at maturity or pursuant to any mandatory sinking fund or prepayment provision).

     The amount to be applied to the retirement of Funded Debt, however, will be reduced by:

     . the principal amount of any debt securities of any series delivered within 180 days after such sale to the trustee for retirement and cancellation,

     . if the debt securities of any series are original issue discount debt securities or provide that an amount other than the face value is payable upon maturity or a declaration of acceleration, the amount that is due and payable with respect to such series pursuant to
          Section 4.1 of each of the indentures delivered within

          180 days after such sale to the trustee for retirement and cancellation and

     . the principal amount of Funded Debt, other than the debt securities, voluntarily retired within 180 days after such sale.

Merger and Consolidation

Newmont Mining

     We may consolidate or merge with or into any other corporation and may sell, transfer or lease all of our property or substantially all of our property to any corporation, if:

     . the corporation, if other than us, which resulted from or received the property expressly assumes by supplemental indenture the due and punctual payment of the principal of and any premium or interest on the debt securities and the performance and observance of each agreement to be performed or observed by us under the debt securities and the indentures; and

     . immediately after the completion of the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing.

Newmont Gold

     Newmont Gold may consolidate or merge with or into any other corporation and may sell, transfer or lease all of its property or substantially all of its property, if:

     . the corporation, if other than Newmont Gold, which resulted from or received the property expressly assumes by supplemental agreement the due and punctual performance and observance of each agreement to be performed or observed by Newmont Gold under the debt securities and the indentures; and

     . immediately after the completion of the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing.

Event of Default

     "Event of Default", when used in each of the indentures with respect to any series of debt securities, will mean any of the following:

     . failure to pay interest on any debt security of the series for 30 days after it is due,

     . failure to pay the principal or any premium on any debt security of the series when it is due,

     . failure to pay any sinking fund payment on any debt security of the series when it is due,

     . failure to perform any other covenant in the applicable indenture for the benefit of the series of debt securities that continues for 90 days after we have been given written notice of that failure,

     . certain events of bankruptcy, insolvency or reorganization of Newmont Mining or Newmont Gold,

     . Newmont Gold's guarantee of the debt securities of the series ceases to be in full force or effect except as contemplated by the terms thereof or Newmont Gold denies or disaffirms its obligations under the guarantee, or

     . any other Event of Default specified for the series of debt securities.

     Within 90 days after a default occurs with respect to any series of debt securities, the trustee must notify the holders of the debt securities of the series of the default if we have not remedied it. Default is defined to include the events listed above without any grace periods. The trustee may withhold notice to the holders of the debt securities of any default except in the payment of principal, premium, interest or sinking fund payment if it in good faith considers the withholding of notice in the interest of all of the holders of the debt securities of the series. We are required to file an annual certificate with the trustee about any default by us under any provisions of the applicable indenture.

     If any Event of Default occurs and continues for any series of debt securities, the trustee or the holders of at least 25% of the principal amount of the debt securities of the outstanding series may declare the principal and interest accrued on all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of at least a majority of the aggregate principal amount of the debt securities of that series can annul the declaration. In addition, past defaults other than in payments of principal and interest may also be waived by the same vote.

     If an Event of Default occurs and continues for any series of debt securities, the holders of at least a majority of the principal amount of the affected series of debt securities then outstanding may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power given to or conferred upon the trustee under the indentures, for the series of debt securities.

     The trustee does not have to exercise any of its rights or powers under either of the indentures at the direction of any holders of notes unless the holders offer the trustee reasonable indemnity or reasonable security against expenses and liabilities.

     The Trust Indenture Act of 1939 requires that we file with the trustee annually a written statement regarding the presence or absence of certain defaults.

Defeasance

Defeasance and Discharge of Obligations

     Under the indentures, Newmont Mining will be discharged from its non-administrative obligations under the debt securities of any series and Newmont Gold will be discharged from its obligations under the guarantee of debt securities of that series if we deposit with the trustee in trust sufficient money and/or U.S. government securities to pay the interest and principal due on the stated due date of those payments. This trust may only be established if, among other things, we deliver to the trustee an opinion of counsel stating that, due to an Internal Revenue Service ruling or a change in federal income tax law, holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of this defeasance and will be subject to federal income tax, as if this defeasance had not occurred.

Defeasance of Certain Covenants and Certain Events of Default

     The indenture for the senior debt securities provides that we may be released from our obligation to comply with the covenants limiting liens and sale and leaseback transactions, and with any related Event of Default if we deposit with the trustee in trust money and/or U.S. government securities which provide for payment of the principal of and each installment of interest on the debt securities due on the stated maturity of such payments. Our other obligations under the indenture and the senior debt securities of such series and other Events of Default and Newmont Gold's obligations under the related guarantee would remain in full force and effect. The trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel stating that the holders of the senior debt securities of such series will not recognize income, gain, or loss for federal income tax purposes as a result of a deposit and defeasance of the covenants and the Event of Default noted above and will be subject to federal income tax as would have been the case if such deposit and defeasance had not occurred.

     If we exercise the option described in this section and the debt securities of a series are declared due and payable because of the occurrence of an Event of Default other than the Event of Default related to the covenants limiting liens and sale and leaseback transactions, the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the senior debt securities of a series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from the Event of Default.

Changes to Indentures

     Under each of the indentures, we, Newmont Gold and the trustee may modify our rights and obligations, the rights and obligations of Newmont Gold and the rights of the holders of debt securities with the consent of the holders of at least a majority of the principal amount of the outstanding debt securities of all series issued under the indentures affected by the modification. However, we must get the consent of the holder of each debt security affected to make the following changes to the debt securities:

     .    an extension of the fixed maturity of any debt security,

     .    a reduction of the principal amount payable on any debt security,

     .    a reduction in the rate of interest payable on any debt security,

     .    a change in currency in which payments are made,

     .    an extension of the time of payment of interest,

     . a modification that affects adversely any right of a holder of a debt security to repayment,

     . a reduction in the principal amount of an original issue discount debt security due and payable upon a acceleration of the maturity,

     .    an adverse change in or elimination of conversion rights,

     . a reduction in the portion of the principal amount of a debt security provable in bankruptcy,

     .    a reduction in amounts payable upon redemption,

     .    a reduction in the rate of interest payable on overdue amounts and

     . a reduction in the percentage of holders of the outstanding debt securities of each series required to consent to any modification discussed above.

     Under each of the indentures, we can make certain modifications to the applicable indenture with the consent of the trustee but without the consent of any holders of debt securities to evidence our merger, the replacement of the trustee and for certain other purposes.

Duties and Powers of the Trustee

     Except during the continuance of an Event of Default, the trustee under each of the indentures will perform only the duties set forth in the applicable indenture. During the continuance of any Event of Default, the trustee will exercise the rights and powers given it under the applicable indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under similar circumstances in the conduct of his own affairs.

     The trustee may acquire and hold securities of Newmont Mining and, subject to certain conditions, otherwise deal with us as if it were not trustee.

     We currently conduct banking transactions with the trustee in the ordinary course of our business.

DESCRIPTION OF NEWMONT MINING DEBT SECURITY WARRANTS

     We may issue warrants for the purchase of debt securities. The warrants may be issued independently or together with any securities offered by any prospectus supplement. The warrants will be issued under one or more debt security warrant agreements between us and a bank or trust company as debt security warrant agent. The debt security warrant agent will be our agent and will not assume any obligations to any owner of the debt security warrants. We have summarized certain provisions of the separate debt security warrant agreements. The summary is not complete, and is subject to the debt security warrant agreement.

General

     Under the debt security warrant agreement, the warrants may be issued in one or more series. The prospectus supplement and the debt security warrant agreement relating to any series of warrants will include specific terms about the warrants. These terms include some of the following:

     .    the type and number of warrants,

     . the aggregate principal amount of related debt securities for which the warrant can be exercised and the price or the manner of determining the price and currency or other consideration to purchase such debt securities,

     .    the expiration date of each warrant,

     .    the exercise date of each warrant,

     .    the offering price and currency of each warrant,

     . if applicable, the designation and terms of the securities with which each warrant can be issued,

     . any provision dealing with the date on which the warrants and related securities will be separately transferable,

     . any provision granting a mandatory or an optional redemption provision,

     .    the identity of the debt security warrant agent,

     .    the form of the debt security warrant certificates and

     .    any other terms of the warrant.

     The warrants will be represented by certificates. The warrants may be exchanged pursuant to the procedure outlined in the debt security warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the debt securities issuable upon exercise of the warrant.

Exercise of Debt Security Warrants

     To exercise warrants, the holder must provide the debt security warrant agent with the following:

     .    payment of the exercise price,

     . certain information required by the reverse side of the warrant certificates,

     .    the number of warrants to be exercised and

     .    an executed and completed warrant certificate.

     The debt security warrant agent will issue a new warrant certificate for any warrants not exercised. From time to time, we may reduce the exercise price.

Modification of the Debt Security Warrant Agreement

     The debt security warrant agreement will permit us and the debt security warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

     .    to cure any ambiguity,

     . to correct or supplement any provision which may be defective or inconsistent with any other provisions or

     . to add new provisions regarding certain matters or questions that we and the debt security warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

U.S. FEDERAL INCOME TAX CONSIDERATIONS AS A REAL PROPERTY HOLDING CORPORATION

     We are likely to constitute a U.S. real property holding corporation within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Under certain provisions of the Code and the income tax regulations, gain realized by a non-U.S. person who would not ordinarily be subject to U.S. federal income tax on gains would, under certain circumstances, be subject to tax (the "special tax") on gain realized on the disposition (and possible withholding tax on the proceeds from such sale (the "withholding tax")) of our securities, notwithstanding such non-U.S. person's lack of other connections with the U.S. However, because our common stock is regularly traded on an established securities market, the special tax and the withholding tax would apply to the disposition by a non-U.S. person of an interest in a class of securities that is not regularly traded on established securities market only if on the date such interest was acquired by such person it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of securities with the lowest fair market value. However, if such non-regularly traded class of securities is convertible into a regularly traded class of securities, the special tax and the withholding tax would apply to the disposition of an interest in such non-regularly traded class of securities only if on the date such interest was acquired by such person it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of securities into which it is convertible. The special tax (but, except in certain circumstances, not the withholding tax) would likewise apply to a disposition of an interest in a class of securities that is regularly traded on an established securities market by a non-U.S. person who beneficially owns, directly or indirectly, more than 5% of such class of securities at any time during the five year period immediately preceding the disposition of the interest.

     Certain U.S. federal income tax consequences of an investment in a class of securities will, to the extent appropriate under the circumstances, be described in the prospectus supplement relating thereto. Each prospective holder of securities is urged to consult its own tax advisors regarding the U.S. federal tax consequences of an investment in such securities, as well as the tax consequences under any state, local or foreign tax laws.

PLAN OF DISTRIBUTION

   We may sell the securities described in this prospectus

     .    through agents

     .    through underwriters or dealers or

     .    directly to one or more purchasers.

     The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices. The fixed price may be changed to reflect market prices prevailing at the time of sale at negotiated prices.

     Except the common stock, the securities will have no established trading market. Underwriters and agents to whom securities are sold for public offering and sale may make a market in the securities, but will not be obligated to do so and could stop doing so at any time without notice. We cannot guarantee that there will be a market for the securities.

     In connection with the sale of offered securities, underwriters may receive compensation from us or from purchasers of offered securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell offered securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions and commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Underwriters, dealers, agents or direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions that we pay to them and any profit on their resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriters, dealers, agents or direct purchasers and describe their compensation in the prospectus supplement.

     We may have agreements with the underwriters, dealers and agents who participate in the sale of offered securities to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase debt securities which will be paid for and delivered on a future date specified in the prospectus supplement. The obligations of any purchasers under this delayed delivery and payment arrangements will not be subject to any conditions except that the purchase at delivery must not be prohibited under the laws of any jurisdiction in the United States to which the institution is subject. The underwriters and dealers will not have any responsibility for the validity and performance of these contracts.

LEGAL OPINION

     White & Case LLP will issue for us an opinion about the legality of the offered securities.

EXPERTS

     The consolidated financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP and PricewaterhouseCoopers LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firms as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

Newmont Mining

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York City and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus:

     .    Annual Report on Form 10-K for the year ended December 31, 1998;

     .    Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;
          and

     .    Current Reports on Form 8-K dated February 5, 1999 and July 12, 1999.

     You may request a copy of these documents at no cost to you, by writing or telephoning us as follows:

     Newmont Mining Corporation
     1700 Lincoln Street
     Denver, Colorado 80203
     Attn: Office of the Secretary
     (303) 863-7414

     You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Newmont Gold

     Newmont Gold is our consolidated wholly owned subsidiary. Newmont Gold is not required to file separate reports with the SEC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

     SEC filing fee............................................      $ 27,809
     Accounting fees and expenses..............................        13,000
     Legal fees and expenses...................................       150,000
     Blue Sky and Legal Investment expenses....................        20,000
     Warrant Agent's fees......................................         2,500
     Transfer Agent's fees.....................................         2,500
     Trustee's fees............................................         5,000
     Rating agency fees........................................       135,000
     Printing and engraving expenses...........................        25,000
     Miscellaneous.............................................        10,000
                                                                     --------
     Total.....................................................      $390,809
                                                                     ========

____________________

*All estimates except for filing fee.

Item 15. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes and empowers each Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

     The By-Laws of Newmont Mining provide that each person who at any time is or shall have been a director or officer of the Newmont Mining, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Newmont Mining, and his or her heirs, executors and administrators, shall be indemnified by Newmont Mining in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Section 6 of the By-Laws of Newmont Mining facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between Newmont Mining and the director or officer.

     The By-Laws of Newmont Gold provide that Newmont Gold shall indemnify, in all respects and to the full extent authorized or permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her being or having been a director, officer, employee or agent of Newmont Gold or, at the request of Newmont Gold, of any other corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding. Such indemnification of any person shall inure to the benefit of his or her heirs, executors and administrators.

Item 16. Exhibits.

Exhibit
Number                          Description of Documents
------                          ------------------------

1.1       -    Proposed form of Underwriting Agreement relating to the Common
               Stock, the Preferred Stock, the Depositary Shares and the Common
               Stock Warrants. Incorporated by reference to Exhibit 1 to Newmont
               Mining Corporation's Registration Statement on Form S-3
               (Registration No. 333-59141).

1.2       -    Proposed form of Underwriting Agreement relating to the Debt
               Securities and the Debt Security Warrants.

4.1       -    Restated Certificate of Incorporation of Newmont Mining
               Corporation dated as of July 13, 1987. Incorporated by reference to Exhibit 3 to Newmont Mining's Form 10-K for the year ended
               December 31, 1987.

4.2       -    Amendment to the Restated Certificate of Incorporation of Newmont
               Mining Corporation dated May 5, 1997. Incorporated by reference to Exhibit 4.2 to Newmont Mining Corporation's Registration
               Statement on Form S-3 (Registration No. 333-59141).

4.3       -    By-Laws of Newmont Mining Corporation as amended through November
               1, 1993 and adopted November 1, 1993. Incorporated by reference to Exhibit 3(b) to Newmont Mining Corporation's Annual Report on
               Form 10-K for the year ended December 31, 1993.

4.4       -    Indenture relating to the Senior Debt Securities to be dated on or about the date of the first issuance of the Senior Debt
               Securities thereunder among Newmont Mining Corporation, Newmont
               Gold Company and Citibank, N.A. ("Citibank"), (including forms of
               Senior Debt Securities) (the "Senior Indenture").

4.5 Indenture relating to the Subordinated Debt Securities to be dated on or about the date of the first issuance of Subordinated Debt Securities thereunder among Newmont Mining Corporation, Newmont Gold Company and Citibank (including form of Subordinated Debt Securities) (the "Subordinated Indenture").

4.6       -    Rights Agreement dated August 30, 1990 (the "Rights Agreement")
               between Newmont Mining Corporation and Manufacturers Hanover
               Trust Corporation, as Rights Agent. Incorporated by reference to
               Exhibit 1 to Newmont Mining Corporation's Registration Statement on Form 8-A dated August 31, 1990.

4.7       -    First Amendment dated November 27, 1990 to the Rights Agreement.
               Incorporated by reference to Exhibit 2 to Newmont Mining
               Corporation's Form 8 dated December 7, 1990.

4.8       -    Second Amendment dated December 7, 1990 to the Rights Agreement.
               Incorporated by reference to Exhibit 3 to Newmont Mining
               Corporation's Form 8 dated December 7, 1990.

4.9       -    Third Amendment dated February 26, 1992 to the Rights Agreement.
               Incorporated by reference to Exhibit 4 to Newmont Mining
               Corporation's Form 8 dated March 17, 1992.

4.10      -    Form of Common Stock Warrant Agreement (including form of
               Warrant). Incorporated by reference to Exhibit 4.15 to Newmont
               Mining Corporation's Registration Statement on Form S-3 (No. 33-
               54249).

   5      -    Opinion of White & Case LLP.

12.1      -    Computation of Ratio of Earnings to Fixed Charges and Preferred
               Stock Dividends.

12.2      -    Computation of Ratio of Earnings to Fixed Charges.

23.1      -    Consent of Arthur Andersen LLP.

23.2      -    Consent of PricewaterhouseCoopers LLP.

23.3      -    Consent of White & Case LLP (included in Exhibit 5).

24.1      -    Power of Attorney of certain officers and directors of Newmont
               Mining Corporation.

24.2      -    Power of Attorney of certain officers and directors of Newmont
               Gold Company.

25.1      -    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Citibank, as Indenture Trustee under the Senior Indenture.

25.2      -    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Citibank as Indenture Trustee under the Subordinated Indenture.

Item 17.  Undertakings.

               The undersigned Registrants hereby undertake:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Act;

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) to include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by one of the Registrants pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement;

          (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) that, for purposes of determining any liability under the Act, each filing of Newmont Mining's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by one of the Registrants of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 12th day of July, 1999.

                                     NEWMONT MINING CORPORATION


                                     By  /s/ Timothy J. Schmitt
                                       -------------------------------------
                                       Timothy J. Schmitt
                                       Vice President and Secretary

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                    Title                               Date
---------                    -----                               ----

        *
---------------------
 Ronald C. Cambre            Chairman, President and Chief       July 12, 1999
                             Executive Officer and Director
                             (Principal Executive Officer)
        *
---------------------
 James T. Curry, Jr.         Director                            July 12, 1999

        *
---------------------
 Joseph P. Flannery          Director                            July 12, 1999

        *
---------------------
 Leo I. Higdon, Jr.          Director                            July 12, 1999

        *
---------------------
 Robin A. Plumbridge         Director                            July 12, 1999

        *
---------------------
 Robert H. Quenon            Director                            July 12, 1999

        *
---------------------
 Michael K. Reilly           Director                            July 12, 1999

        *
---------------------
 James V. Taranik

        *
---------------------
 William I.M. Turner, Jr.    Director                            July 12, 1999

        *
---------------------
 Wayne W. Murdy              Executive Vice President and Chief  July 12, 1999
                             Financial Officer (Principal
                             Financial Officer)

        *
---------------------
  Linda K. Wheeler           Vice President and Controller       July 12, 1999
                             (Principal Accounting Officer)


  *By  /s/ Timothy J. Schmitt
     ------------------------
     Timothy J. Schmitt as
     Attorney-in-fact

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 12th day of July, 1999.

                                     NEWMONT GOLD COMPANY


                                     By /s/ Timothy J. Schmitt
                                       --------------------------------
                                       Timothy J. Schmitt
                                       Vice President and Secretary

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                 Title                               Date
---------                 -----                               ----
        *
----------------------
 Ronald C. Cambre         Chairman, President and Chief       July 12, 1999
                          Executive Officer and Director
                          (Principal Executive Officer)
        *
----------------------
 Joy E. Hansen            Director                            July 12, 1999
        *
----------------------
 Lawrence T. Kurlander    Director                            July 12, 1999
        *
----------------------
 Wayne W. Murdy           Executive Vice President and Chief  July 12, 1999
                          Financial Officer and Director
                          (Principal Financial Officer)
        *
----------------------
 Linda K. Wheeler         Controller                          July 12, 1999
                          (Principal Accounting Officer)


  *By  /s/ Timothy J. Schmitt
     ------------------------
     Timothy J. Schmitt as
     Attorney-in-fact

                                 EXHIBIT INDEX


Exhibit
Number
------

1.1       -    Proposed form of Underwriting Agreement relating to the Common
               Stock, the Preferred Stock, the Depositary Shares and the Common
               Stock Warrants. Incorporated by reference to Exhibit 1 to Newmont
               Mining Corporation's Registration Statement on Form S-3
               (Registration No. 333-59141).

1.2       -    Proposed form of Underwriting Agreement relating to the Debt
               Securities and the Debt Security Warrants.

4.1       -    Restated Certificate of Incorporation of Newmont Mining
               Corporation dated as of July 13, 1987. Incorporated by reference to Exhibit 3 to Newmont Mining's Form 10-K for the year ended
               December 31, 1987.

4.2       -    Amendment to the Restated Certificate of Incorporation of Newmont
               Mining Corporation dated May 5, 1997. Incorporated by reference to Exhibit 4.2 to Newmont Mining Corporation's Registration
               Statement on Form S-3 (Registration No. 333-59141).

4.3       -    By-Laws of Newmont Mining Corporation as amended through November
               1, 1993 and adopted November 1, 1993. Incorporated by reference to Exhibit 3(b) to Newmont Mining Corporation's Annual Report on
               Form 10-K for the year ended December 31, 1993.

4.4       -    Indenture relating to the Senior Debt Securities to be dated on or about the date of the first issuance of the Senior Debt
               Securities thereunder among Newmont Mining Corporation, Newmont
               Gold Company and Citibank, N.A. ("Citibank"), (including forms of
               Senior Debt Securities) (the "Senior Indenture").

4.5 Indenture relating to the Subordinated Debt Securities to be dated on or about the date of the first issuance of Subordinated Debt Securities thereunder among Newmont Mining Corporation, Newmont Gold Company and Citibank (including form of Subordinated Debt Securities) (the "Subordinated Indenture").

4.6       -    Rights Agreement dated August 30, 1990 (the "Rights Agreement")
               between Newmont Mining Corporation and Manufacturers Hanover
               Trust Corporation, as Rights Agent. Incorporated by reference to
               Exhibit 1 to Newmont Mining Corporation's Registration Statement on Form 8-A dated August 31, 1990.

4.7       -    First Amendment dated November 27, 1990 to the Rights Agreement.
               Incorporated by reference to Exhibit 2 to Newmont Mining
               Corporation's Form 8 dated December 7, 1990.

4.8       -    Second Amendment dated December 7, 1990 to the Rights Agreement.
               Incorporated by reference to Exhibit 3 to Newmont Mining
               Corporation's Form 8 dated December 7, 1990.

4.9       -    Third Amendment dated February 26, 1992 to the Rights Agreement.
               Incorporated by reference to Exhibit 4 to Newmont Mining
               Corporation's Form 8 dated March 17, 1992.

4.10      -    Form of Common Stock Warrant Agreement (including form of
               Warrant). Incorporated by reference to Exhibit 4.15 to Newmont
               Mining Corporation's Registration Statement on Form S-3 (No. 33-
               54249).

   5      -    Opinion of White & Case LLP.

12.1      -    Computation of Ratio of Earnings to Fixed Charges and Preferred
               Stock Dividends.

12.2      -    Computation of Ratio of Earnings to Fixed Charges.

23.1      -    Consent of Arthur Andersen LLP.

23.2      -    Consent of PricewaterhouseCoopers LLP.

23.3      -    Consent of White & Case LLP (included in Exhibit 5).

24.1      -    Power of Attorney of certain officers and directors of Newmont
               Mining Corporation.

24.2      -    Power of Attorney of certain officers and directors of Newmont
               Gold Company.

25.1      -    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Citibank, as Indenture Trustee under the Senior Indenture.

25.2      -    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Citibank as Indenture Trustee under the Subordinated Indenture.